Exhibit 99.1


[BIOENVISION, INC. LOGO]               CONTACTS:

                                       David P. Luci, Esq. (investors)
                                       Chief Financial Officer, General Counsel
                                       Bioenvision, Inc.
                                       davidluci@bioenvision.com
                                       (212) 750-6700

                                       Hugh S. Griffith (media)
                                       Chief Operating Officer
                                       Bioenvision Limited
                                       hughgriffith@bioenvision.com
                                       011 44 131 248 3555



          Bioenvision, Inc. Announces Closing of Common Stock Offering

New York, NY - February 8, 2005 - Bioenvision, Inc. (Nasdaq: BIVN) today announced the closing of its previously announced underwritten public offering of common stock. A total of 7,500,000 shares were sold at a price of $8.00 per share. Proceeds to the company totalled $56.4 million, or $7.52 per share after payment of underwriting discounts and commissions.

The offering was made through an underwriting syndicate led by J.P. Morgan Securities Inc. and UBS Investment Bank acting as joint book-running managers and co-managed by CIBC World Markets Corp. and Friedman, Billings, Ramsey & Co., Inc.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Copies of the prospectus supplement and accompanying prospectus may be obtained from J.P. Morgan Securities Inc., Prospectus Department, 277 Park Avenue, New York, NY 10172 or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171.